FOR IMMEDIATE RELEASE                   Contact:Jennefer Hirshberg
                                        Capitoline/MS&L
                                        202-467-3900


          METROMEDIA INTERNATIONAL GROUP, INC. AND
      THE SAMUEL GOLDWYN COMPANY SIGN MERGER AGREEMENT

     (Atlanta,  GA,  January 31, 1996) -- Metromedia International Group,

Inc. (MIGI) (AMEX:MMG) and The Samuel Goldwyn Company (AMEX:SG) announced today that they have entered  into a definitive merger agreement to merge

The Samuel Goldwyn Company with  a  newly-formed, wholly owned subsidiary of MIGI.

     The terms of the merger agreement  provide  for Goldwyn shareholders to receive $5.00 worth of MIGI stock for each Goldwyn share, provided the average  closing price of MIGI stock over the 20 consecutive-day  trading period ending  five  days  prior  to  the  consummation  of the merger is between  $12.50 and $16.50.  If the average closing price is  lower  than

$12.50, they will receive 0.4 shares of MIGI common stock; if the average price is higher  than  $16.50,  they  will  receive  approximately 0.3030 shares.

     Samuel Goldwyn, Chairman and CEO of The Samuel Goldwyn  Company will retain  his  position in the newly-merged subsidiary, and Meyer  Gottlieb will continue as President and COO.

     "The Samuel  Goldwyn  Company  is  a real plus for the entertainment side of our business," said Stuart Subotnick  Vice Chairman of Metromedia

International Group.  "Combining the talents of Sam Goldwyn, his creative team  and  the  company's substantial library with  Orion's  talents  and extensive library  is  a strategic fit.  Their expertise doesn't overlap;

it's value-added."

                           -more-

     "We are delighted to  be  part of the future plans of MIGI under the

leadership  of  John Kluge and his  associate  Stuart  Subotnick.   Their

dreams present a genuine opportunity not only for the stockholders of the

Samuel  Goldwyn  Company,  but  a  chance  to  create  new  and  exciting entertainment for  world-wide  distribution  and exhibition," said Samuel

Goldwyn, Jr., Chairman of Samuel Goldwyn Company.

     Consummation  of  the  merger  is  subject  to   customary   closing

conditions, including regulatory and shareholder approvals.

     The   Samuel   Goldwyn   Company   is   a   diversified  independent

entertainment   company   engaged   in   the  production  and   worldwide

distribution of motion pictures and television programming and theatrical

exhibition.   The  company's  theatre  group,  with  143  screens  in  52 theatres, is the largest exhibitor of specialized motion pictures and art films in the United States.

     Metromedia International Group is a  worldwide communications, media

and   entertainment   company.   Its  core  businesses   are   Metromedia

International Telecommunications, Inc., a company which operates wireless cable, communications and  media  businesses in Eastern Europe and former

Soviet  Republics;  and  Orion Pictures  Corporation,  a  motion  picture production and distribution  company  with  a  film  library of more than

1,000 titles.  Metromedia International Group has announced  a definitive

merger  agreement with Alliance Entertainment Corp. (NYSE:CDS).   It  has

also signed  a  letter of intent to acquire Motion Picture Corporation of

America (MPCA).

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